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                                                                     EXHIBIT 3.1
                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                  CMGI, INC.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CMGI, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly held on March 8, 2000 pursuant to Section 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of the Corporation:

RESOLVED:      That the Restated Certificate of Incorporation, as amended, of the Corporation be amended by deleting the first paragraph of Article FOURTH in its entirety and inserting the following in lieu thereof:

                    "FOURTH.  The total number of shares of capital stock which the Corporation is authorized to issue is one billion four hundred five million (1,405,000,000) shares, of which one billion four hundred million (1,400,000,000) shares shall be common stock, par value $.01 per share ("Common Stock"), and five million (5,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock")."

     SECOND: That the stockholders of the Corporation, at the Special Meeting of Stockholders held on May 5, 2000, duly approved said proposed Certificate of Amendment of Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President, Chief Financial Officer and Treasurer this 5th day of May, 2000.

                                    CMGI, INC.



                                    By:  /s/ Andrew J. Hajducky, III
                                        -------------------------------
                                        Andrew J. Hajducky, III
                                        Executive Vice President, Chief
                                        Financial Officer and Treasurer